Exhibit 2.5

EMPLOYEE MATTERS AGREEMENT

by and between

IAC/INTERACTIVECORP

and

ANGI HOMESERVICES INC.

Dated as of

September 29, 2017

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement, dated as of September 29, 2017 (this “Agreement”), is entered into by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”), and ANGI Homeservices Inc., a Delaware corporation (“NewCo,” and, together with IAC, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, IAC, NewCo, Casa Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of NewCo (“Merger Sub”), and Angie’s List, Inc., a Delaware corporation (the “Company”), have entered into that certain Agreement and Plan of Merger, dated as of May 1, 2017 (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth therein, with the Company surviving such merger as a wholly owned Subsidiary of NewCo;

WHEREAS, IAC and NewCo have entered into that certain Contribution Agreement, dated as of September 29, 2017 (the “Contribution Agreement”), pursuant to which, among other things, IAC shall, subject to and in accordance with the terms and conditions of the Contribution Agreement, contribute certain assets to NewCo in exchange for NewCo Class B Common Stock (as defined below);

WHEREAS, in connection therewith, IAC and NewCo have agreed to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs, and arrangements and certain employment matters.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Unless otherwise defined in this Agreement, capitalized words and expressions and variations thereof used in this Agreement have the meanings set forth below.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Contribution Agreement.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that from and after the Contribution Effective Time, no member of the HomeAdvisor Group shall be deemed to be an Affiliate of any member of the IAC Group, and no member of the IAC Group shall be deemed to be an Affiliate of any member of the HomeAdvisor Group.

“Agreement” has the meaning set forth in the preamble hereto.

“Annual H&W Expenses” has the meaning set forth in Section 4.01(d).

“Annual H&W Fees” has the meaning set forth in Section 4.01(d).

“Approved Leave of Absence” means an absence from active service pursuant to an approved leave policy with a guaranteed right of reinstatement.

“Auditing Party” has the meaning set forth in Section 6.04(a).

“Benefit Plan” means, with respect to an entity or any of its Subsidiaries, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other employee benefits arrangements, policies or payroll practices (including severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance, or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement, or other pension arrangement sponsored, maintained, or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute).  When immediately preceded by “IAC,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by IAC or an IAC Entity or any Benefit Plan with respect to which IAC or an IAC Entity is a party.  When immediately preceded by “NewCo,” Benefit Plan means any Benefit Plan sponsored, maintained, or contributed to by NewCo or any NewCo Entity or any Benefit Plan with respect to which NewCo or a NewCo Entity is a party.

“Board” means the Board of Directors of NewCo.

“Business Combination” has the meaning set forth in the definition of NewCo Change in Control.

“Business Day” has the meaning set forth in the Contribution Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law.  Reference to a specific Code provision also includes any proposed, temporary, or final regulation in force under that provision.

“Company Employee” means any individual who, immediately prior to the Merger Effective Time, is either actively employed by, or then on Approved Leave of Absence from, the Company or any of its Subsidiaries.

“Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Contribution Effective Time” has the meaning given that term in the Contribution Agreement.

“Controlling Interest” in an entity means (a) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) more than 50% of the outstanding equity securities of the entity or (ii) equity securities representing more than 50% of the voting power of the outstanding equity securities of the entity, or (b) voting control of more than 50% of the voting power of the entity.

“Diller Group” means Barry Diller and his Family and Affiliates.

“Distribution” has the meaning set forth in the Tax Sharing Agreement.

“Distribution Date” has the meaning set forth in the Tax Sharing Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulation in force under that provision.

“Exchange Act” has the meaning set forth in the Contribution Agreement.

“Excluded Assets” has the meaning set forth in the Contribution Agreement.

“Family” means, with respect to a natural Person, such Person’s spouse, parents, siblings, grandparents, descendants (including adoptive relationships and stepchildren) and the spouses and descendants of such Persons.

“Former IAC Employee” means (a) any individual who, as of the Contribution Effective Time, is a former employee of the IAC Group or the NewCo Group, and whose last employment with the IAC Group or NewCo Group was with an IAC Entity, and (b) any individual who is an IAC Employee as of the Contribution Effective Time and who thereafter ceases to be an employee of the IAC Group following the Contribution Effective Time.

“Former Company Employee” means any individual who, as of the Merger Effective Time, is a former employee of the Company or any of its Subsidiaries.

“Former HomeAdvisor Employee” means any individual who, as of the Contribution Effective Time, is a former employee of the IAC Group or the NewCo Group, and whose last employment with the IAC Group or NewCo Group was with a NewCo Entity.

“Former NewCo Employee” means (a) any Former Company Employee, (b) any Former HomeAdvisor Employee, and (c) any individual who is a NewCo Employee as of the Merger Effective Time and who thereafter ceases to be an employee of the NewCo Group following the Contribution Effective Time.

“HA Long-Term Incentive Plan” means the HomeAdvisor 2013 Incentive Plan.

“HA SAR” means a stock appreciation right corresponding to shares of HomeAdvisor, Inc. Common Stock granted under the HA Long-Term Incentive Plan.

“H&W Continuation Period” has the meaning set forth in Section 4.01(a).

“H&W Transition Date” has the meaning set forth in Section 4.01(b).

“Health and Welfare Plans” means any Benefit Plan that was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical (including preferred provider organization, exclusive provider organization, and high deductible health plan coverages), dental, prescription, vision, short-term disability, long-term disability, life and accidental death and dismemberment, employee assistance, group legal services, wellness, cafeteria (including premium payment, health flexible spending account, and dependent care flexible spending account components), travel reimbursement, transportation, or other benefits in the event of sickness, accident, disability, death, or unemployment, vacation benefits, apprenticeship or other training programs, day care centers, scholarship funds, or prepaid legal services, including any such plan, fund, or program as defined in Section 3(1) of ERISA.

“HomeAdvisor Employee” means any individual who, immediately prior to the Contribution Effective Time, is either actively employed by, or then on Approved Leave of Absence from, any member of the HomeAdvisor Group (excluding, for purposes of clarity, the Company and its Subsidiaries).

“HomeAdvisor Group” has the meaning set forth in the Contribution Agreement.

“HomeAdvisor, Inc.” means HomeAdvisor, Inc., a Delaware corporation and wholly owned Subsidiary of IAC.

“HomeAdvisor, Inc. Common Stock” means the common stock, par value $0.01, of HomeAdvisor, Inc.

“HomeAdvisor, Inc. Stock Value” means the “Implied HomeAdvisor Share Price” (as defined in the Merger Agreement).

“IAC 401(k) Plan” means the InterActiveCorp Retirement Savings Plan as in effect as of the time relevant to the applicable provision of this Agreement.

“IAC Award Cost” has the meaning set forth in Section 5.06(a).

“IAC Common Stock” means shares of common stock, $0.001 par value per share, of IAC.

“IAC Employee” means (a) any individual who, immediately prior to the Merger Effective Time, is either actively employed by, or then on Approved Leave of Absence from, any IAC Entity, and (b) any individual who becomes an employee of any IAC Entity after the Merger Effective Time.

“IAC Entities” means the members of the IAC Group.

“IAC Executive Benefit Plans” means the IAC Benefit Plans that are executive benefit and nonqualified plans, programs, agreements and arrangements established, sponsored,

maintained, or agreed upon by any IAC Entity for the benefit of employees and former employees of any IAC Entity.

“IAC Flexible Benefit Plan” means the IAC Benefit Plan that is a flexible benefit plan as in effect as of the time relevant to the applicable provision of this Agreement.

“IAC Group” has the meaning set forth in the Contribution Agreement.

“IAC Incentive Plans” means any IAC Benefit Plan that is an annual or short-term incentive plan, each as in effect as of the time relevant to the applicable provisions of this Agreement.

“IAC Long-Term Incentive Plans” means any of the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan or the IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan, each as in effect as of the time relevant to the applicable provisions of this Agreement.

“IAC” has the meaning set forth in the preamble to this Agreement.

“Liability” has the meaning given that term in the Contribution Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Effective Time” has the meaning set forth in the Contribution Agreement.

“NewCo” has the meaning set forth in the preamble to this Agreement.

“NewCo 401(k) Plan” means a 401(k) plan established by NewCo.

“NewCo 401(k) Plan Trust” means a trust relating to the NewCo 401(k) Plan intended to qualify under Section 401(a) and be exempt under Section 501(a) of the Code.

“NewCo Change in Control” means:

(a)                                 The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than IAC, any of its Affiliates, or any member of the Diller Group, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of NewCo representing more than 50% of the voting power of the Outstanding NewCo Voting Securities; provided, however, that, for purposes of this subsection (a), the following acquisitions shall not constitute a NewCo Change in Control:  (i) any acquisition by NewCo, (ii) any acquisition directly from NewCo, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by NewCo or any entity controlled by NewCo, or (iv) any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this definition;

(b)                                 Individuals who, as of immediately following the Merger Effective Time, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date on which the Merger Effective Time occurs, whose election, or nomination for election by NewCo’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, or whose election was not opposed by Barry Diller voting as a stockholder, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than the Board;

(c)                                  Consummation of a reorganization, merger, or consolidation, a sale or other disposition of all or substantially all of the assets of NewCo, or a purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following the Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding NewCo Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns NewCo or all or substantially all of NewCo’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding NewCo Voting Securities, (ii) no individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (excluding IAC, any of its Affiliates, any member of the Diller Group, and any employee benefit plan (or related trust) of NewCo or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership of NewCo existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

(d)                                 Approval by the stockholders of NewCo of a complete liquidation or dissolution of NewCo.

“NewCo Class A Common Stock” has the meaning set forth in the Contribution Agreement.

“NewCo Class B Common Stock” has the meaning set forth in the Contribution Agreement.

“NewCo Employee” means (a) any HomeAdvisor Employee, (b) any Company Employee, and (c) any individual who becomes an employee of any NewCo Entity after the Merger Effective Time.

“NewCo Entities” means the members of the HomeAdvisor Group as defined in the Contribution Agreement.

“NewCo Executive Benefit Plans” means the NewCo Benefit Plans that are executive benefit and nonqualified plans, programs, and arrangements established, sponsored, maintained, or agreed upon, by any NewCo Entity for the benefit of employees and former employees of any NewCo Entity.

“NewCo Long-Term Incentive Plan” means the NewCo 2017 Long-Term Incentive Plan to be adopted by NewCo prior to the Merger Effective Time.

“NewCo Ratio” means the quotient of (a) the HomeAdvisor, Inc. Stock Value divided by (b) the NewCo Stock Value.

“NewCo SAR” means a stock appreciation right corresponding to shares of NewCo Class A Common Stock.

“NewCo SAR Cost” has the meaning set forth in Section 5.05(c).

“NewCo Stock Value” means the “Unaffected ANGI Price” (as defined in the Merger Agreement).

“Outstanding NewCo Voting Securities” means the then-outstanding equity securities of NewCo entitled to vote generally in the election of directors.

“Non-Parties” has the meaning set forth in Section 6.04(b).

“Option” when immediately preceded by “IAC” means an option (either nonqualified or incentive) to purchase shares of IAC Common Stock pursuant to the IAC Long-Term Incentive Plan.  When immediately preceded by “NewCo,” Option means an option (either nonqualified or incentive) to purchase shares of NewCo Common Stock following the Contribution Effective Time pursuant to the HomeAdvisor, Inc. Long-Term Incentive Plan or the NewCo Long-Term Incentive Plan.

“Participating Company” means (a) IAC and (b) any other Person (other than an individual) that participates in a plan sponsored by any IAC Entity.

“Party” and “Parties” has the meaning set forth in the preamble to this Agreement.

“Plan Milestone Date” has the meaning set forth in Section 3.01(a).

“Person” has the meaning given that term in the Contribution Agreement.

“RSU” (a) when immediately preceded by “IAC,” means units issued under an IAC Benefit Plan representing a general unsecured promise by IAC to pay the value of shares of IAC Common Stock in cash or shares of IAC Common Stock, and (b) when immediately preceded by “NewCo,” means units issued under a NewCo Benefit Plan representing a general unsecured promise by NewCo to pay the value of shares of NewCo Class A Common Stock in cash or shares of NewCo Class A Common Stock.

“Subsidiary” has the meaning given that term in the Contribution Agreement.

“Subsidiary Equity Awards” has the meaning set forth in Section 5.07.

“Subsidiary Equity Award Cost” has the meaning set forth in Section 5.07.

“Subsidiary Equity Plan” means any of the HomeAdvisor International, LLC 2016 Incentive Plan, the La Centrale des Marches Prives SARL 2015 Incentive Plan, the MHelpdesk, Inc. 2014 Equity Incentive Plan, and the HomeStars, Inc. 2017 Incentive Plan.

“Tax Sharing Agreement” has the meaning set forth in the Contribution Agreement.

“U.S.” means the United States of America.

ARTICLE II
GENERAL PRINCIPLES

2.01                        Employment of NewCo Employees.  All NewCo Employees shall continue to be employees of NewCo or another NewCo Entity, as the case may be, immediately after the Contribution Effective Time or the Merger Effective Time, as applicable.

2.02                        Assumption and Retention of Liabilities; Related Assets.

(a)                                 As of the Contribution Effective Time, except as expressly provided in this Agreement, the IAC Entities shall assume or retain and IAC hereby agrees to pay, perform, fulfill, and discharge, in due course in full (i) all Liabilities under all IAC Benefit Plans with respect to all IAC Employees, Former IAC Employees, and their dependents and beneficiaries, (ii) all Liabilities with respect to the employment or termination of employment of all IAC Employees and Former IAC Employees, in each case, to the extent arising in connection with or as a result of employment with or the performance of services to any IAC Entity, and (iii) any other Liabilities expressly assigned to IAC under this Agreement.  All assets held in trust to fund the IAC Benefit Plans and all insurance policies funding the IAC Benefit Plans shall be Excluded Assets, except to the extent specifically provided otherwise in this Agreement.

(b)                                 From and after the Contribution Effective Time, except as expressly provided in this Agreement, NewCo and the NewCo Entities shall assume or retain, as applicable, and NewCo hereby agrees to pay, perform, fulfill, and discharge, in due course in full, (i) all Liabilities under all NewCo Benefit Plans, (ii) all Liabilities with respect to the employment or termination of employment of all NewCo Employees and Former NewCo Employees, in each case, to the extent arising in connection with or as a result of employment with or the performance of services to any NewCo Entity, and (iii) any other Liabilities expressly assigned to NewCo or any NewCo Entity under this Agreement.

2.03                        Commercially Reasonable Efforts.  IAC and NewCo shall use commercially reasonable efforts to (a) enter into any necessary agreements to accomplish the assumptions and transfers contemplated by this Agreement; and (b) provide for the maintenance of the necessary participant records, the appointment of the trustees, and the engagement of recordkeepers, investment managers, providers, insurers, and other third parties reasonably necessary to maintaining and administering the IAC Benefit Plans and the NewCo Benefit Plans.

2.04                        Regulatory Compliance.  IAC and NewCo shall, in connection with the actions taken pursuant to this Agreement, reasonably cooperate in making any and all appropriate filings required under the Code, ERISA, and any applicable securities laws, implementing all appropriate communications with participants, transferring appropriate records, and taking all such other actions as the requesting party may reasonably determine to be necessary or appropriate to implement the provisions of this Agreement in a timely manner.

2.05                        Adoption of NewCo Long-Term Incentive Plan.  Prior to the Contribution Effective Time, IAC shall cause NewCo to adopt the NewCo Long-Term Incentive Plan.

ARTICLE III
RETIREMENT PLANS

3.01                        IAC 401(k) Plan.

(a)                                 From the Contribution Effective Time and continuing until such time as NewCo ceases to be a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code) that includes IAC (such date, the “Plan Milestone Date”), NewCo adopts, and shall participate in as an Adopting Employer (as defined in the IAC 401(k) Plan), the IAC 401(k) Plan for the benefit of NewCo Employees and Former NewCo Employees, and IAC consents to such adoption and maintenance, in accordance with the terms of the IAC 401(k) Plan.  Each of the Parties agrees and acknowledges that until the Plan Milestone Date, NewCo shall make timely direct contributions (including matching contributions) to the IAC 401(k) Plan on behalf of such NewCo participating employees in accordance with the terms of the IAC 401(k) Plan and in accordance with (and no less promptly than) the timing of contributions made by IAC prior to the Contribution Effective Time.  Each of the Parties agrees that, within six months following the Distribution Date, the trustee of the IAC 401(k) Plan shall sell all shares of NewCo Common Stock held in the accounts of IAC Employees and Former IAC Employees.  On and after the Distribution Date and until the completion of the sales contemplated by the immediately preceding sentence, shares of NewCo Common Stock shall be held in a NewCo Common Stock Fund under the IAC 401(k) Plan.  Following the Distribution Date, IAC Employees and Former IAC Employees shall not be permitted to acquire shares of NewCo Common Stock under the IAC 401(k) Plan.

(b)                                 Effective as of the Plan Milestone Date, NewCo shall establish the NewCo 401(k) Plan and the NewCo 401(k) Plan Trust.  As soon as practical following the establishment of the NewCo 401(k) Plan and the NewCo 401(k) Plan Trust, IAC shall cause the accounts of the NewCo Employees and Former NewCo Employees in the IAC 401(k) Plan to be transferred to the NewCo 401(k) Plan and the NewCo 401(k) Plan Trust in cash or such other assets as mutually agreed by IAC and NewCo, and NewCo shall cause the NewCo 401(k) Plan to assume and be solely responsible for all Liabilities under the NewCo 401(k) Plan to or relating to NewCo Employees and Former NewCo Employees whose accounts are transferred from the IAC 401(k) Plan.  IAC and NewCo agree to cooperate in making all appropriate filings and taking all reasonable actions required to implement the provisions of this Section 3.01; provided that NewCo acknowledges that it will be responsible for complying with any requirements and applying for any determination letters with respect to the NewCo 401(k) Plan.  Each of the

Parties agrees that, within six months following the Distribution Date, the trustee of the NewCo 401(k) Plan shall sell all shares of IAC Common Stock held in the accounts of NewCo Employees and Former NewCo Employees.  On and after the Distribution Date and until the completion of the sales contemplated by the immediately preceding sentence, shares of IAC Common Stock shall be held in an IAC Common Stock Fund under the NewCo 401(k) Plan.  Following the Distribution Date, NewCo Employees and Former NewCo Employees shall not be permitted to acquire shares of IAC Common Stock under the NewCo 401(k) Plan.

(c)                                  IAC and NewCo shall assume sole responsibility for ensuring that their respective 401(k) plans are maintained in compliance with applicable laws with respect to holding shares of their respective common stock and common stock of the other Party.

ARTICLE IV
HEALTH AND WELFARE PLANS

4.01                        H&W Continuation Period.

(a)                                 From and after the Contribution Effective Time until the Plan Milestone Date (such period, the “H&W Continuation Period”), IAC shall cause the IAC Health and Welfare Plans in effect at the Contribution Effective Time to provide coverage to HomeAdvisor Employees, Former HomeAdvisor Employees, and any newly hired NewCo Employees (and, in each case, their beneficiaries and dependents) on the same basis as immediately prior to the Contribution Effective Time and in accordance with the terms of IAC’s Health and Welfare Plans.

(b)                                 From and after the Merger Effective Time, NewCo shall cause the Company to provide coverage to Company Employees and Former Company Employees under the Company’s health and welfare plans as in effect immediately prior to the Merger Effective Time and until such time (the “H&W Transition Date”) as IAC causes those Company Employees and Former Company Employees who so qualify to participate in IAC’s Health and Welfare Plans.

(c)                                  Following the Contribution Effective Time, NewCo shall pay to IAC fees in respect of IAC covering NewCo Employees and Former NewCo Employees under the IAC Health and Welfare Plans, with such fees to be based on the per-employee budgeted rates set forth in Schedule I to this Agreement (as such schedule may be updated by IAC in its sole discretion each calendar year to reflect the updated rates applicable to IAC employees generally).  The fees contemplated by this Section 4.01(c) shall be payable in advance each month (i.e., not later than the first day of any month during which coverage applies) during the H&W Continuation Period and shall be based on the prior month’s enrollment, with appropriate, subsequent adjustments in each succeeding month to reflect actual enrollment; provided, however, that the fees relating to the period from and including the first day of the month during which the Contribution Effective Time occurs through the end of the month during which the Contribution Effective Time occurs shall be payable no later than the fifth Business Day following the Contribution Effective Time.  In the event that NewCo fails to pay in a timely manner the fees contemplated by this Section 4.01(c), IAC shall have no obligation to provide the coverage contemplated by this Section 4.01 to the applicable NewCo Employees and Former NewCo Employees.

(d)                                 Following the end of each calendar year (or portion thereof) during the H&W Continuation Period, but not later than 150 days thereafter, IAC shall calculate in good faith the total costs and expenses of the IAC Health and Welfare Plans for such calendar year (including claims paid and costs and expenses associated with the administration of the IAC Health and Welfare Plans (as determined by IAC in its good faith discretion) and IAC’s good faith estimate of claims incurred in such calendar year but not reported (such estimate to be prepared based on historical claims reporting patterns and history)) (the “Annual H&W Expenses”), and IAC promptly shall provide to NewCo the Annual H&W Expenses following such calculation.  To the extent Annual H&W Expenses (i) exceed the aggregate fees paid by IAC and NewCo in respect of coverage during the applicable calendar year of IAC Employees and Former IAC Employees and NewCo Employees and Former NewCo Employees (the “Annual H&W Fees”), NewCo shall pay to IAC by wire transfer its ratable portion (calculated on the basis of the number of NewCo Employees  participating in the IAC Health and Welfare Plans relative to the total number of IAC Employees and NewCo Employees taken together and participating in such plans) of the fees deficit, and (ii) are less than the Annual H&W Fees, IAC shall pay to NewCo its ratable portion (calculated on the basis of the number of NewCo Employees participating in the IAC Health and Welfare Plans relative to the total number of IAC Employees and NewCo Employees taken together and participating in such plans) of the excess fees collected, with any such payments pursuant to clause (i) or clause (ii) to be made no later than July 15 following the applicable calendar year.  Any calculations made by IAC pursuant to this Section 4.01(d) shall be final and binding upon NewCo and the calculations contemplated by this Section 4.01(d) shall be adjusted to take into account any calendar year in which participation by NewCo Employees and Former NewCo Employees in the IAC Health and Welfare Plans is for less than the full calendar year.

4.02                        Establishment of NewCo Health and Welfare Plans.

(a)                                 Effective as of the Plan Milestone Date, NewCo shall adopt Health and Welfare Plans for the benefit of NewCo Employees and Former NewCo Employees, and NewCo shall be responsible for all Liabilities relating to, arising out of, or resulting from health and welfare coverage or claims incurred by or on behalf of NewCo Employees and Former NewCo Employees or their covered dependents under the NewCo Health and Welfare Plans on or after the Plan Milestone Date.

(b)                                 Notwithstanding anything to the contrary in this Section 4.02, with respect to any NewCo Employee who becomes disabled under the terms of the IAC Health and Welfare Plans and becomes entitled to receive long- or short-term disability benefits prior to the Plan Milestone Date, such NewCo Employee shall continue to receive long- or short-term disability benefits under the IAC Health and Welfare Plans on and after the Plan Milestone Date in accordance with the terms of the IAC Health and Welfare Plans.

4.03                        Retention of Sponsorship and Liabilities.

(a)                                 Following the Contribution Effective Time, IAC shall retain:

(i)                                     sponsorship of all IAC Health and Welfare Plans and any trust or other funding arrangement established or maintained with respect to such plans, including any assets held as of the Contribution Effective Time with respect to such plans; and

(ii)                                  all Liabilities under the IAC Health and Welfare Plans, subject to the obligations of NewCo described in Section 4.01.

IAC shall not assume any Liability under any NewCo Health and Welfare Plan, and all such claims shall be satisfied pursuant to Section 4.03(b).

(b)                                 Following the Contribution Effective Time, NewCo shall retain:

(i)                                     sponsorship of all NewCo Health and Welfare Plans and any trust or other funding arrangement established or maintained with respect to such plans, including any assets held as of the Contribution Effective Time with respect to such plans; and

(ii)                                  all Liabilities under the NewCo Health and Welfare Plans.

4.04                        Flexible Benefit Plan.  IAC will continue to maintain on behalf of NewCo Employees the health care reimbursement program, the transit and parking reimbursement program, and the dependent care reimbursement program of the IAC Flexible Benefit Plan for claims incurred prior to the Plan Milestone Date on the same basis as immediately prior to the Contribution Effective Time and in accordance with the terms of the IAC Flexible Benefit Plan.  Following the Contribution Effective Time and until such time as NewCo ceases to participate in the IAC Flexible Benefit Plan and has satisfied all of its obligations thereunder, NewCo shall pay to IAC the amounts claimed by NewCo Employees under the IAC Flexible Benefit Plan in addition to NewCo’s share of the administrative cost of the IAC Flexible Benefit Plan (based on IAC historical allocations), with such amounts to be paid by NewCo on a one-month lagging basis (i.e., claims made and administrative costs incurred during a particular month shall be billed in the immediately succeeding month); provided that NewCo shall remit payment to IAC no later than the fifth Business Day following delivery by IAC of an invoice to NewCo.  NewCo Employees shall not participate in the IAC Flexible Benefit Plan on or after the Plan Milestone Date.

4.05                        Workers’ Compensation Liabilities.  All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by an IAC Employee, Former IAC Employee, HomeAdvisor Employee, or Former HomeAdvisor Employee that results from an accident occurring, or from an occupational disease that becomes manifest, on or before the Contribution Effective Time shall be retained by IAC; provided, however, that NewCo promptly shall reimburse IAC for any such Liabilities relating to HomeAdvisor Employees or Former HomeAdvisor Employees borne by IAC following the Contribution Effective Time.  All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by an IAC Employee or Former IAC Employee that results from an accident occurring, or from an occupational disease that becomes manifest, on or after the Contribution Effective Time shall be retained by IAC.  All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by (a) a Company Employee or Former Company Employee, whether resulting from an accident occurring, or from an occupational disease that becomes manifest prior to, on, or after the Merger Effective Time, and (b) any other NewCo Employee or Former NewCo Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or after the Contribution Effective Time, in each case, shall be retained by NewCo.  For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time that an occupational disease becomes manifest, as the case may be.  IAC, NewCo, and the other NewCo Entities shall cooperate with respect to any notification to appropriate governmental agencies of the effective time and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

4.06                        Payroll Taxes and Reporting of Compensation.  IAC and NewCo shall, and shall cause the other IAC Entities and the other NewCo Entities to, respectively, take such action as may be reasonably necessary or appropriate in order to minimize Liabilities related to payroll taxes after the Contribution Effective Time.  IAC and NewCo shall, and shall cause the other IAC Entities and the other NewCo Entities to, respectively, each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Contribution Effective Time.

ARTICLE V
EXECUTIVE BENEFITS

5.01                        Assumption of Obligations.  Except as provided in this Agreement, effective as of the Contribution Effective Time, NewCo shall assume and be solely responsible for all Liabilities to or relating to NewCo Employees and Former NewCo Employees under all IAC Executive Benefit Plans and NewCo Executive Benefit Plans.  The Parties agree that none of the transactions contemplated by the Contribution Agreement or any of the Other Ancillary Agreements, including this Agreement, constitutes a “change in control,” “change of control,” or similar term, as applicable, within the meaning of any Benefit Plan, the IAC Long-Term Incentive Plan, or the NewCo Long-Term Incentive Plan, except as provided in any Benefit Plan sponsored, maintained or contributed to by the Company or any of its Subsidiaries.

5.02                        IAC Incentive Plans.

(a)                                 NewCo shall be responsible for determining all bonus awards that would otherwise be payable under the IAC Incentive Plans to NewCo Employees for the fiscal year in which the Contribution Effective Time occurs.  NewCo also shall determine for NewCo Employees (i) the extent to which established performance criteria (as interpreted by NewCo, in its sole discretion) have been met, and (ii) the payment level for each NewCo Employee.  NewCo shall assume all Liabilities with respect to any such bonus awards payable to NewCo Employees for the fiscal year in which the Contribution Effective Time occurs and thereafter.

(b)                                 IAC shall retain all Liabilities with respect to any bonus awards payable under the IAC Incentive Plans to IAC Employees for the year in which the Contribution Effective Time occurs and thereafter.

5.03                        Employment Agreements.  Any employment agreement between an IAC Entity, on the one hand, and a NewCo Employee or Former NewCo Employee, on the other hand, shall as of the Contribution Effective Time be assigned by such IAC Entity to a NewCo Entity and assumed by such NewCo Entity.

5.04                        Severance.  A NewCo Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by the Contribution Agreement or the Merger Agreement.  NewCo shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any NewCo Employee or Former NewCo Employee’s employment that occurs prior to, as a result of, in connection with, or following the consummation of the transactions contemplated by the Contribution Agreement or the Merger Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination, or similar plan, program, practice, contract, agreement, law, or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes).

5.05                        HA SARs.

(a)                                 As determined by the Board of Directors of HomeAdvisor, Inc. pursuant to its authority under the HA Long-Term Incentive Plan, each HA SAR held by a NewCo Employee or a Former NewCo Employee shall be converted into a NewCo SAR and shall otherwise be subject to the same terms and conditions after the Contribution Effective Time as the terms and conditions applicable to such HA SAR immediately prior to the Contribution Effective Time; provided, however, that from and after the Contribution Effective Time:  (i) the number of shares of NewCo Class A Common Stock subject to such NewCo SAR, rounded down to the nearest whole share, shall be equal to the product of (A) the number of shares of HA Common Stock subject to such HA SAR immediately prior to the Contribution Effective Time multiplied by (B) the NewCo Ratio, (ii) the per share exercise price of such NewCo SAR, rounded up to the nearest whole cent, shall be equal to the quotient of (A) the per share exercise price of such HA SAR immediately prior to the Contribution Effective Time divided by (B) the NewCo Ratio, and (iii) each NewCo SAR converted pursuant to this Section 5.05(a) shall be exercisable and shall be settled in a manner consistent with stock appreciation rights of a publicly traded company as set forth in the NewCo Long-Term Incentive Plan (with such modifications and lock-up periods as may be reasonably determined by the Board from time to time).  Following the Contribution Effective Time, for any award adjusted under this Section 5.05(a), any reference to a “change in control,” “change of control,” or similar definition in an award agreement, employment agreement, or the HA Long-Term Incentive Plan shall be deemed to refer to a NewCo Change in Control.

(b)                                 NewCo agrees that it shall maintain on a continuous basis an effective registration statement under the Securities Act (and maintain the prospectus contained therein for its intended use) with respect to the shares of NewCo Class A Common Stock authorized for issuance under the HA Long-Term Incentive Plan.

(c)                                  To the extent that IAC elects to settle any NewCo SARs in shares of IAC Common Stock pursuant to the NewCo Long-Term Incentive Plan, NewCo will reimburse IAC in an amount equal to the taxable income that arises from the settlement of such NewCo SARs (the “NewCo SAR Cost”) by issuing to IAC (or its designee) additional shares of NewCo Class A Common Stock having a value equal to the NewCo SAR Cost, based on the closing price of NewCo Class A Common Stock on the date of settlement.  NewCo shall be entitled to any compensation deduction corresponding to the NewCo SAR Cost.

5.06                        IAC Equity Awards.

(a)                                 NewCo shall reimburse IAC for the cost of any IAC RSUs or IAC Options held by NewCo Employees or Former NewCo Employees that vest (in the case of IAC RSUs) or are exercised (in the case of IAC Options) on or after the Contribution Effective Time, with such cost equal to the taxable income that arises from the applicable vesting or exercise event (the “IAC Award Cost”).  No later than five Business Days following invoice therefor, NewCo shall pay to IAC (or its designee) the IAC Award Cost in, at IAC’s election, either cash or in shares of NewCo Class B Common Stock having a value equal to the IAC Award Cost, based on the closing price of NewCo Class A Common Stock on the applicable vesting or exercise date; provided, however, that following such time as IAC ceases to own shares representing a majority of the combined voting power of the Outstanding NewCo Voting Securities, NewCo shall make such payment in cash.  NewCo shall be entitled to any compensation deduction corresponding to the IAC Award Cost.

(b)                                 The Compensation Committee of the IAC Board of Directors will have the exclusive authority to determine the treatment of outstanding IAC equity awards in the event of a Distribution and NewCo agrees to assume any equity awards denominated in shares of IAC Common Stock that are converted into equity awards denominated in shares of NewCo Class A Common Stock in connection with any such Distribution.

5.07                        Subsidiary Equity Awards.  With respect to any stock-settled equity awards granted pursuant to a Subsidiary Equity Plan (the “Subsidiary Equity Awards”) that are settled prior to such time as IAC ceases to own shares representing a majority of the combined voting power of the Outstanding NewCo Voting Securities, IAC may require those awards to be settled in either shares of IAC Common Stock or in shares of NewCo Class A Common Stock.  To the extent that IAC elects to settle the Subsidiary Equity Awards in shares of IAC Common Stock, NewCo will reimburse IAC in an amount equal to the taxable income that arises from the settlement of the Subsidiary Equity Awards (the “Subsidiary Equity Award Cost”) by issuing to IAC (or its designee) additional shares of NewCo Class B Common Stock having a value equal to the Subsidiary Equity Award Cost, based on the closing price of NewCo Class A Common Stock on the date of settlement.  NewCo shall be entitled to any compensation deduction corresponding to the Subsidiary Equity Award Cost.

ARTICLE VI
GENERAL AND ADMINISTRATIVE

6.01                        Sharing of Participant Information.  IAC and NewCo shall share, and IAC shall cause each other IAC Entity to share, and NewCo shall cause each other NewCo Entity to share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the NewCo Benefit Plans and the IAC Benefit Plans.  IAC and NewCo and their respective authorized agents shall, subject to applicable laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration.  Until the Contribution Effective Time, all participant information shall be provided in the manner and medium applicable to Participating Companies in IAC Benefit Plans generally, and thereafter through the end of the H&W Continuation Period, all participant information shall be provided in a manner and medium as may be mutually agreed to by IAC and NewCo.

6.02                        Reasonable Efforts/Cooperation.  Each of the Parties will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.  Each of the Parties shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor, or any other filing (including, but not limited to, securities filings (remedial or otherwise)), consent or approval with respect to or by a governmental agency, or authority in any jurisdiction in the U.S. or abroad.

6.03                        No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder.  Except as expressly provided in this Agreement, nothing in this Agreement shall preclude IAC or any other IAC Entity, at any time after the Contribution Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any IAC Benefit Plan, any benefit under any Benefit Plan, or any trust, insurance policy, or funding vehicle related to any IAC Benefit Plan.  Except as expressly provided in this Agreement, nothing in this Agreement shall preclude NewCo or any other NewCo Entity, at any time after the Contribution Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any NewCo Benefit Plan, any benefit under any Benefit Plan, or any trust, insurance policy or funding vehicle related to any NewCo Benefit Plan.

6.04                        Audit Rights with Respect to Information Provided.

(a)                                 Each of IAC and NewCo, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information required to be provided to it by the other Party under this Agreement.  The Party conducting the audit (the “Auditing Party”) may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 6.04.  The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable laws and to any confidentiality provisions set forth in the Contribution Agreement, which are incorporated by reference herein.  The Party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems, and paper and electronic files, and provide workspace to its representatives.  After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within 30 Business Days after receiving such draft.

(b)                                 The Auditing Party’s audit rights under this Section 6.04 shall include the right to audit, or participate in an audit facilitated by the Party being audited, of any Subsidiaries and Affiliates of the Party being audited and to require the other Party to request any benefit providers and third parties with whom the Party being audited has a relationship, or agents of such Party, to agree to such an audit to the extent any such Persons are affected by or addressed in this Agreement (collectively, the “Non-Parties”).  The Party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-Party.  The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner.  The responsibility of the Party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

6.05                        Fiduciary Matters.  It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard.  Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

6.06                        Consent of Third Parties.  If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable.  If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner.  The phrase “commercially reasonable efforts” as used herein shall not be construed to require any Party to incur any non-routine or unreasonable expense or Liability or to waive any right.

ARTICLE VII
MISCELLANEOUS

7.01                        Effectiveness.  If the Contribution Agreement is terminated prior to the Contribution Effective Time, then this Agreement shall terminate and all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Contribution Effective Time, or otherwise in connection with the Contribution, shall not be taken or occur except to the extent specifically agreed by IAC and NewCo.

7.02                        Relationship of Parties.  Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership, or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

7.03                        Affiliates.  Each of IAC and NewCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by another IAC Entity or a NewCo Entity, respectively.

7.04                        Incorporation of Contribution Agreement Provisions.  The following provisions of the Contribution Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis (references in this Section 7.04 to an “Article” or “Section” shall mean Articles or Sections of the Contribution Agreement, and references in the material incorporated herein by reference shall be references to the Contribution Agreement):  Article 5 (relating to Mutual Releases; Indemnification; Insurance); Article 6 (relating to Exchange of Information; Confidentiality); Article 7 (relating to Dispute Resolution); Section 8.01 (relating to Further Assurances); Article 9 (relating to Termination); and Article 10 (relating to Miscellaneous).

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

IAC/INTERACTIVECORP

By:	/s/ Gregg Winiarski
Name: Gregg Winiarski
Title: Executive Vice President and General Counsel

ANGI HOMESERVICES INC.

By:	/s/ Gregg Winiarski
Name: Gregg Winiarski
Title: Vice President and Secretary

[Signature Page to Employee Matters Agreement]